Exhibit 99.1

Press Release

Albemarle to Acquire South Haven, Mich. Facility from DSM

Flexible cGMP Plant Adds Capacity for Services Growth

and Complementary Suite of Pharma Ingredients

BATON ROUGE, Louisiana—September 20, 2006—Albemarle Corporation (NYSE: ALB), a world leader in custom fine chemical manufacturing, has signed an agreement with DSM Pharmaceutical Products (DSM), a business group of Royal DSM NV, to purchase the assets along with the fine chemistry services and pharmachemicals business associated with DSM’s South Haven, Michigan facility.

The completion of the acquisition is targeted for September 30, 2006.

“The South Haven acquisition is another key move in our ongoing efforts to reposition the Fine Chemicals division around services and higher value activities,” said John Nicols, Albemarle Vice President, Fine Chemicals. “Our recent growth in fine chemistry services will benefit from South Haven’s expertise and capabilities in cGMP development and manufacturing.

“We also look forward to adding the site’s complementary active pharmaceutical ingredients (API) business to our own APIs and supporting these new products and customers,” Nicols said.

Albemarle’s Fine Chemistry Services business, part of the company’s Fine Chemicals division, is a leading provider of cGMP and non-GMP custom chemical manufacturing services, active ingredients, and intermediates for pharmaceutical, agricultural chemical and other customers worldwide.

Albemarle Corporation, headquartered in Richmond, Virginia, is a global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; pharmaceuticals; agricultural products; transportation and industrial products; and construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries. To learn more about Albemarle’s Fine Chemistry Services business, visit http://www.finechems.com or http://www.albemarle.com/.

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For more information:

Albemarle Corporation

451 Florida St.

Baton Rouge, LA, USA

Tel: +1 (225) 388-7106

Press Release

Contact: René Milligan, +1-225-388-7106, rene_milligan@albemarle.com, of Albemarle Corporation.

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: our inability to receive all approvals required to complete the acquisition and our inability to integrate the acquired business into our existing business in a timely manner and without incurring unexpected expenses. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2005 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation

451 Florida St.

Baton Rouge, LA, USA

Tel: +1 (225) 388-7106